UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

PETRICHOR CORP.

(Exact name of registrant as specified in its charter)

Nevada	333-198969	30-0806514
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

18801 Collins Ave., Ste. 102-252	33160
Sunny Isles Beach, FL	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 605-0610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 28, 2016, Petrichor Corp. (the “Company”) filed a Certificate of Amendment to Articles of Incorporation (the “Amendment”) with the Nevada Secretary of State. The Amendment, a copy of which is attached as an exhibit hereto, became effective on February 2, 2016, and effected the following amendments to the Company’s Articles of Incorporation:

A.       An 80:1 reverse split of the Company’s issued an outstanding common stock (the “Reverse Split”). Prior to the Reverse Split the Company had 7,580,000 shares of common stock issued and outstanding. After the Reverse Split the Company had 94,750 shares of common stock issued and outstanding. The Reverse Split did not result in any fractional shares. The number of shares of common stock authorized for issuance by the Company was not affected by the Reverse Split.

B.       The authorization of 10,000,000 shares of blank check preferred stock, par value $0.0010 per share (the “Blank Check PS”). The Blank Check PS may be designated into one or more series, from time to time, by the Company’s Board of Directors by filing a certificate pursuant to NRS Chapter 78.

C.       Designating 4,000,000 shares of Blank Check PS as Series A Preferred Stock (“Series A PS”), which Series A PS has the same rights, preferences, powers, privileges and restrictions, qualifications and limitations as the Company’s common stock, with the exception that (i) each share of Series A PS is entitled to 2 votes on all matters submitted to the Company’s shareholders for a vote; and (ii) the Series A PS shall convert, on a share for share basis, into shares of the Company’s common stock, at the earlier to occur of the following: (A) any shares of Series A PS that are transferred by the initial holder thereof to an unaffiliated person or entity shall automatically upon said transfer convert to shares of the Company’s common stock; and (B) shares of Series A Preferred Stock shall convert to Company common stock at the election of the holder thereof, upon notice to the Company.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

3(i)(1)	Certificate of Amendment to Articles of Incorporation, filed January 28, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PETRICHOR CORP.
(Registrant)

Date: February 5, 2016	By:	/s/ Liudmila Shokhina
Liudmila Shokhina
President

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